Exhibit 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(a)
                             (THOUSANDS OF DOLLARS)

                                                       Six Months                        Twelve Months Ended
                                                         Ended                               December 31
                                                        --------     ------------------------------------------------------------
                                                         6/30/01       2000         1999         1998         1997         1996
                                                        --------     --------     --------     --------     --------     --------
Earnings:
  Net Income from Continuing Operations ..........      $129,062     $302,332     $269,772     $242,892     $235,856     $211,059
  Income Taxes ...................................        84,770      194,200      141,592      138,589      126,943       99,224
  Fixed Charges ..................................       103,834      202,804      194,070      201,184      215,201      230,978
                                                        --------     --------     --------     --------     --------     --------
       Total .....................................       317,666      699,336      605,434      582,665      578,000      541,261
                                                        ========     ========     ========     ========     ========     ========
Fixed Charges:
  Interest Expense ...............................        86,572      166,447      157,142      163,975      177,383      192,705
  Estimated Interest Portion of
    Annual Rents .................................        17,262       36,357       36,928       37,209       37,818       38,273
                                                        --------     --------     --------     --------     --------     --------
       Total Fixed Charges .......................       103,834      202,804      194,070      201,184      215,201      230,978
                                                        ========     ========     ========     ========     ========     ========
Ratio of Earnings to Fixed Charges
  (rounded down) .................................          3.05         3.44         3.11         2.89         2.68         2.34
                                                        ========     ========     ========     ========     ========     ========
Estimated interest portion of Unit 2 lease
  payments included in estimated interest
  portion of annual rentals ......................      $ 16,186     $ 33,411     $ 33,878     $ 34,315     $ 34,720     $ 35,083
                                                        ========     ========     ========     ========     ========     ========

(a) We have reclassified certain prior year amounts to conform to the current year presentation.